EXHIBIT 99.1

Financial Contact: Joel Kimbrough
901.385.3621
Investor Relations Contact: Kerry Finney
901.381.7442

For Immediate Release

Accredo Health, Inc. Announces Second Quarter Results and Increases Fiscal 2005 Estimates

Memphis, TN, January 31, 2005 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported results for its second quarter ended December 31, 2004. Revenues for the quarter increased 29% to $503,946,000 compared to $389,781,000 for the same period in fiscal 2004. Net earnings increased 2% to $20,212,000 for the quarter ended December 31, 2004 compared to $19,909,000 for the same period in fiscal 2004. Earnings per diluted share were $0.41 for the quarter ended December 31, 2004, and the quarter ended December 31, 2003. In addition, gross profit margins were 17.8% for the quarter ended December 31, 2004.

David D. Stevens, Accredo’s chairman and chief executive officer, remarked, “This was a very strong quarter for Accredo from both a revenue and earnings standpoint. An important milestone was achieved during the second quarter as we exceeded $500 million in total revenues for the first time in the Company’s history. These results were driven by sequential revenue growth of 20% over our September quarter performance. In terms of our expanded relationship with Medco Health Solutions, Inc. (Medco), we surpassed our initial transfer estimate of 10,000 patients during the December quarter. We continue to be excited about the future market opportunities that exist as part of this strategic alliance.”

Joel R. Kimbrough, Accredo’s chief financial officer, added, “We are pleased with the breadth of our continued revenue growth across our product lines, as evidenced by exceeding the current quarter growth rate for two of our pulmonary hypertension products (Remodulin® and Tracleer®) and several of our more established core product lines such as growth hormone, Avonex®, and hemophilia. In addition, our seven new products launched since 2003 continue to meet or exceed our revenue expectations. We believe this revenue expansion, coupled with our recent selection by CoTherix, Inc. to distribute Ventavis™, provides further validation of our restricted access model with biopharmaceutical manufacturers. We further view the resolutions pertaining to the Medicare reimbursement levels for hemophilia, IVIG and Remodulin® as important for us, the manufacturers, and most importantly, the patient constituents. In addition, we are very pleased that we exceeded the crossover point in terms of quarter over quarter net income comparisons after reducing our estimates in August 2004.”

Mr. Kimbrough continued, “Based upon our results to date and the near-term outlook, we are reiterating our previous revenue estimate range for our fiscal year ending June 30, 2005 of $1.85 billion to $1.90 billion and increasing our previous diluted earnings per share estimates from a range of $1.53 to $1.60 to a range of $1.56 to $1.61. In addition, we estimate that for our fiscal year ending June 30, 2006, we will achieve revenues in the $2.150 billion to $2.225 billion range and diluted earnings per share in a range of $1.78 to $1.84. These estimates assume no new indications for current product lines, potential new product lines, or future acquisitions, and are predicated on various assumptions related to the timing of the loss of the Aetna revenue.”

In addition to the previous discussions, we are providing the following questions and answers related to our operating results and our on-going business:

Q1) What is the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA) on the reimbursement for hemophilia clotting factor?

A1) Under the MMA, there were major changes in the Medicare payment rates for blood clotting factor that became effective January 1, 2005. Prior to this effective date, Medicare payments for blood clotting factor furnished by pharmacies and physician offices were calculated as 95% of AWP in 2004. Under Medicare Part B, the Company received 80% of this amount directly from Medicare and the remaining 20% was the patient’s co-payment obligation. Effective January 1, 2005, the Company will be paid for blood clotting factor based on the new ASP methodology. The resulting payment rates will be lower than the historical rates for these products. Congress has directed the Centers for Medicare and Medicaid Services (CMS) to make a separate payment to the entity that provides blood clotting factor to a Medicare beneficiary for items and services related to the furnishing of such products. In the recently issued fee schedule and final rule, CMS increased the proposed rate and enacted a separate payment amount of $0.14 per unit of blood clotting factor. Our previously revised fiscal 2005 estimates assumed that the proposed separate payment of $0.05 per unit of blood clotting factor went into effect, along with the ASP payment methodology, on January 1, 2005.

Q2) What is the Company’s latest outlook for the fiscal 2005 Synagis® season?

A2) In the September and December 2004 quarters, we experienced sales of Synagis® significantly above those levels obtained during the same quarters last year. Based on our results through the December quarter, we expect to achieve revenue growth from Synagis® in fiscal 2005 greater than 20%, which was the top end of our previously released range of 15% to 20%. As a reminder, sales of Synagis® primarily occur in the second and third quarters of our fiscal year.

Q3) Why did gross profit margins decrease to 17.8% in the December 2004 quarter compared to 20.5% achieved in the same quarter last year and 18.4% achieved in the September 2004 quarter?

A3) For the quarter ended December 31, 2004, gross profit margins decreased to 17.8% compared to 20.5% in the same quarter last year. The decline is primarily a result of reductions in reimbursement levels from government and commercial payors in the December 2004 quarter as compared to the same quarter last year. These reductions principally relate to our hemophilia (specifically products reimbursed by MediCal), PAH (specifically products reimbursed by Medicare) and IVIG product lines. Furthermore, the decrease is a result of product mix changes. We derived a larger percentage of our revenues from lower margin products in the December 2004 quarter when compared to the same quarter last year, including changes resulting from our expanded relationship with Medco.

     We experienced a sixty basis point (60 bps) decrease in gross profit margins from 18.4% in the September 2004 quarter to 17.8% in the December 2004 quarter. Forty basis points (40 bps) of the decrease in gross profit margin is attributable to the cumulative effect of the Remodulin® adjustment that was recorded in the September quarter. As a reminder, we recorded additional net patient revenues of approximately $3.6 million in the September 2004 quarter related to the retroactive price adjustment by CMS for Remodulin®. Of the $3.6 million in cumulative net patient service revenue recorded in the September 2004 quarter, approximately $2.3 million related to Remodulin® dispensed during the fiscal year ended June 30, 2004. The remaining gross margin reductions occurred for substantially the same reasons described above. However, the decrease is also due to changes in product mix related to the increased revenue from the seasonal drug Synagis® which has a lower gross profit margin than our composite gross profit margin. We expect our overall gross profit margin percentage to be in the 17% to 18% range in the third quarter of fiscal 2005.

Q4) Why were general and administrative expenses 8.3% of revenue in the December 2004 quarter compared to 8.6% reported in the September 2004 quarter?

A4) General and administrative expenses as a percent of total revenues decreased to 8.3% in the December 2004 quarter from 8.6% in the September 2004 quarter. The decrease on a percentage of revenue basis is a result of increased revenues and product mix, driven in part from our expanded relationship with Medco. On an absolute value basis, general and administrative expenses increased from $36.0 million in the September 2004 quarter to $42.1 million in the December 2004 quarter. This increase is primarily related to increases in salaries and related fringe benefits, including health insurance costs.

Q5) Why did bad debt expense decrease to 1.4% of revenue in the December 2004 quarter compared to 1.9% in the same quarter last year?

A5) The decrease in bad debts as a percentage of revenues is primarily due to the following: (i) a decrease in the percentage of our revenues that were reimbursed by major medical benefit plans versus prescription card benefits; and (ii) the impact of changes in product mix, including the incremental Medco revenues in the December 2004 quarter that did not exist in the same quarter last year. The change in revenue mix discussed above directly impacts the percentage of revenue reimbursed by prescription card benefits versus major medical benefit plans. The majority of the reimbursement provided by major medical benefit plans are subject to much higher co-payment and deductible amounts versus the typical $20 to $30 co-pay generally required by prescription card benefit plans.

Q6) Why did interest expense (net) increase to $10.9 million in the six months ended December 31, 2004, from $4.4 million in the six months ended December 31, 2003? In addition, why did interest expense (net) increase to $3.6 million in the December 2004 quarter as compared to $2.1 million in the December 2003 quarter?

A6) Interest expense (net) for the six months ended December 31, 2004, includes the write-off of approximately $4.4 million in unamortized debt issuance costs associated with the replacement and expansion of the Company’s Senior Credit facility which was recorded during the September 2004 quarter. Upon the closing of the expanded facility (now at $550 million capacity), the Company increased its borrowings to $375.0 million. The borrowings were primarily used to fund the acquisition of Hemophilia Resources of America, Inc. (HRA) that also occurred during the September 2004 quarter. Excluding the write-off of unamortized debt issuance costs, interest expense (net) would have been $6.5 million for the six months ended December 31, 2004, as compared to $4.4 million for the six months ended December 31, 2003. This increase is attributable to increased borrowings under the expanded facility and higher interest rates during fiscal 2005 as compared to the same period in fiscal 2004.

     Similarly, the $1.5 million increase in interest expense (net) from the quarter ended December 31, 2003, to the quarter ended December 31, 2004, is attributable to increased borrowings under the expanded facility and higher interest rates during the current quarter as compared to the same period in fiscal 2004. Amounts borrowed under the previous Senior Credit facility were approximately $186.6 million at December 31, 2003. Amounts borrowed under the expanded Senior Credit facility were $373.1 million at December 31, 2004.

Q7) Why was net cash used in operating activities $13.2 million for the quarter ended December 31, 2004, as compared to cash provided by operating activities of $37.3 million for the quarter ended September 30, 2004?

A7) The decrease in cash flow from operations in the December 2004 quarter as compared to the September 2004 quarter is primarily attributable to increases in accounts receivable and inventory, coupled with a decrease in income taxes payable. The aforementioned decreases were partially offset by the timing of the payment of certain accounts payable and accrued expenses. The growth in accounts receivable from September 30, 2004, to December 31, 2004, was lower than the sequential revenue growth, as evidenced by a five day reduction in day’s sales outstanding. This is driven in part by the affect of our expanded PBM relationships, as well as improved billing and collection processes. The rise in inventory is driven primarily by management’s intent to increase quantities on hand of certain IVIG products in anticipation of potential product shortages. The increase is also due to certain inventory purchasing commitments. The decrease in income taxes payable is due to the timing of the Company’s estimated tax payments.

     Net cash provided by operating activities was $24.1 million for the six months ended December 31, 2004 as compared to $25.6 million for the six months ended December 31, 2003. Assuming that significant IVIG product shortages do not develop requiring a build-up of inventory during the remainder of fiscal 2005, we estimate that cash flow provided by operating activities will range from $70 to $75 for the fiscal year ended June 30, 2005.

Q8) CoTherix, Inc. recently selected Accredo as one of up to three distributors of its new pulmonary arterial hypertension product, Ventavis™. What impact will Ventavis™ have on the Company’s results of operations and financial position as of and for the fiscal year ended June 30, 2005?

A8) It is currently anticipated that we will begin purchasing Ventavis™ (iloprost) Inhalation Solution and related product equipment during our fiscal third quarter. We further anticipate that Ventavis™ will be launched during our fiscal fourth quarter. We do not expect the pre-launch activities or revenues derived for the sale of Ventavis™ to have a material impact on the results of operations or financial position of the Company during fiscal 2005.

     Ventavis™ was recently approved by the FDA for the treatment of pulmonary arterial hypertension (World Health Organization Group I), or PAH, in patients with New York Heart Association Class III or IV symptoms. Ventavis™ is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins (naturally occurring molecules that cause blood vessels to dilate). PAH is a highly debilitating disease characterized by severe constriction of the blood vessels of the lungs.

As previously announced, the Company’s conference call to discuss the second quarter results is scheduled for Monday, January 31, 2005, at 9:00 a.m. CST. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CST on January 31, 2005. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call will be available until February 23, 2005 at 5:00 p.m. CST. To access the replay call, dial 402-220-2491 and enter the code 33470584. The Internet playback option will be archived on the Company’s website for 21 days. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, resolution of existing or future claims adverse to the Company, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company’s ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading “Risk Factors” made in Accredo’s Annual Report on Form 10-K for its year ended June 30, 2004.

Accredo Health, Incorporated
Condensed Consolidated Statements of Income
(amounts in thousands, except share data)

	(Unaudited)		(Unaudited)
	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net patient revenue	$903,206	$704,278	$492,742	$378,239
Other revenue	19,241	18,937	10,576	10,540
Equity in net income of joint ventures	1,233	1,550	628	1,002

Total revenues	923,680	724,765	503,946	389,781
Cost of sales	756,849	568,821	414,358	309,924

Gross profit	166,831	155,944	89,588	79,857

General & administrative expenses	78,050	68,988	42,067	34,436
Bad debts	12,404	14,428	6,804	7,254
Depreciation and amortization	7,833	6,056	3,994	3,101

Income from operations	68,544	66,472	36,723	35,066

Interest expense, net	(10,862)	(4,401)	(3,581)	(2,125)
Minority interest in consolidated subsidiary	(377)	(1,053)	(170)	(571)

Income before income taxes	57,305	61,018	32,972	32,370
Provision for income taxes	22,056	23,601	12,760	12,461

Net income	$35,249	$37,417	$20,212	$19,909

Earnings per share:
Basic	$0.72	$0.78	$0.41	$0.41
Diluted	$0.72	$0.77	$0.41	$0.41
Weighted average shares outstanding:
Basic	48,772,130	47,921,203	48,890,785	47,994,280
Diluted	49,138,888	48,664,877	49,184,531	48,775,626

Condensed Consolidated Balance Sheets
(amounts in thousands)

	(Unaudited)
	December 31,	June 30,
	2004	2004
Cash & cash equivalents	$63,774	$42,743
Accounts receivable, net	391,881	325,642
Inventories	157,153	128,323
Other current assets	56,487	52,370
Fixed assets, net	44,050	41,283
Other assets	577,958	407,821

Total assets	$1,291,303	$998,182

Current liabilities	$246,065	$192,504
Long-term debt	370,123	174,866
Other liabilities	32,059	28,869
Stockholders’ equity	643,056	601,943

Total liabilities and stockholders’ equity	$1,291,303	$998,182

Condensed Consolidated Statements of Cash Flow
(amounts in thousands)

	(Unaudited)		(Unaudited)
	Six Months Ended		Three Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net cash provided by (used in) operating activities	$24,090	$25,622	$(13,228)	$18,166
Net cash used in investing activities	(197,091)	(41,400)	(5,991)	(39,506)
Net cash provided by (used in) financing activities	194,032	(6,365)	1,397	(1,918)

Increase (decrease) in cash and cash equivalents	$21,031	$(22,143)	$(17,822)	$(23,258)